UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2015

CMS Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33322	20-8137247
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 Main Street, Suite 750 White Plains, New York	10601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 422-2700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On January 14, 2015, a purported class action lawsuit, captioned Arnold and Georgette Spindler v. William M. Mooney, Jr., et al. was filed in the Court of Chancery of the State of Delaware against CMS Bancorp, Inc. (the “Company”), CMS Bank, the Company’s directors, as well as Putnam County Savings Bank and Putnam County Acquisition Corporation (collectively “Putnam”). The lawsuit alleges that the director defendants breached their fiduciary duties to the Company’s stockholders in connection with their approval and recommendation of the agreement and plan of merger entered into by the Company and CMS Bank with Putnam on September 25, 2014 (the “Proposed Transaction”) and the process leading to same, and in connection with the disclosures to stockholders regarding the Proposed Transaction. The Putnam entities are alleged to have aided and abetted such breaches. The Complaint seeks a declaration that the Proposed Transaction is unfair, unjust and inequitable to Plaintiff and other members of the stockholder Class; a preliminary and permanent injunction enjoining defendants from taking any steps necessary to accomplish or implement the Proposed Transaction; a rescission or setting aside of the Proposed Transaction if consummated, together with rescissory damages to Plaintiff and the Class; a direction that Defendants account for all damages allegedly caused by them and account for all profits and special benefits obtained as a result of the alleged breaches of fiduciary duty; and an award of costs and reasonable allowance for fees and expenses of Plaintiff’s attorneys, accountants and experts. On January 16, 2015, plaintiffs moved the Court for expedited proceedings and to set a hearing on their motion for preliminary injunction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CMS Bancorp Inc.
(Registrant)

January 20, 2015	/S/ JOHN E. RITACCO
(Date)	John E. Ritacco President and Chief Executive Officer